Exhibit 4.1

FORM OF VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of June 11, 2007, is entered into by and among FRANKLIN HOLDINGS (BERMUDA), LTD., a Bermuda company (“Parent”), FRANKLIN ACQUISITION CORP., a Delaware corporation (“Merger Sub”) and each of the stockholders of JAMES RIVER GROUP, INC., a Delaware corporation (the “Company”), listed on Annex A hereto (each a “Stockholder” and collectively, the “Stockholders”). Capitalized terms used but not otherwise defined herein shall have the respective meanings attributed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Merger Sub and the Company are entering into an Agreement and Plan of Merger (as the same may be amended or amended and restated from time to time in accordance with its terms, provided that such amendment or amendment and restatement does not reduce the Merger Consideration to be paid to any of the Stockholders in connection with the Merger and does not provide for or otherwise result in disparate treatment of Company stockholders with regard to Merger Consideration, the “Merger Agreement”), which provides, among other things, for a merger of Merger Sub with and into the Company, with the Company remaining as the surviving corporation and becoming a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, as of the date hereof, each Stockholder is the beneficial owner of, and has the sole right to vote and dispose or cause to be voted and disposed of, the number of shares of Company Common Stock (such shares, together with any other capital stock of the Company having voting rights acquired by such Stockholder after the date hereof, whether acquired directly or indirectly, upon the exercise of Warrants or otherwise, being collectively referred to herein as the “Shares”), set forth opposite such Stockholder's name on Annex A hereto;

WHEREAS, obtaining the Requisite Stockholder Vote is a condition to the consummation of the Merger; and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have required that each Stockholder agrees, and each Stockholder is willing to agree, severally and not jointly, to the matters set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, the parties hereto agree as follows:

1.	Voting of Shares.

1.1          Voting Agreement. From and after the date hereof, and until the termination of this Agreement pursuant to Section 9, each Stockholder hereby unconditionally and irrevocably agrees to appear at the Company Stockholders Meeting, or otherwise cause all Shares it has the authority to vote at the Company Stockholders Meeting to be counted as present thereat for purposes of calculating a quorum under the Company's bylaws, and to vote or cause to be voted (including by written consent if applicable) all of the Shares that such Stockholder has the right to so vote:

(a)	in favor of the adoption of the Merger Agreement and approval of the Merger;

(b)          against any Takeover Proposal or any proposal in opposition to approval of the Merger or in competition with or materially inconsistent with the Merger;

(c)          against any other proposal with respect to an action or an agreement that in any manner would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Merger or the consummation of the other transactions contemplated by the Merger Agreement; and

(d)          against any amendment to the certificate of incorporation or bylaws of the Company that in any manner would be reasonably expected to materially impede, interfere with, delay, postpone or adversely effect the Merger or the consummation of the other transactions contemplated by the Merger Agreement, except as contemplated by the Merger Agreement or otherwise agreed to in writing by Parent or Merger Sub.

Each Stockholder agrees that it will not knowingly enter into any agreement or understanding with any Person the effect of which would be inconsistent with or violate this Section 1.1. For the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, in no event shall the Merger be consummated, notwithstanding any vote taken at the Company Stockholders Meeting, if the approvals of the Merger by the North Carolina Department of Insurance and the Ohio Department of Insurance required by Law have not been obtained or are not in full force and effect as of the Closing.

1.2          Irrevocable Proxy. Each Stockholder constitutes and appoints each of Parent and Merger Sub, and each of their respective officers, each acting individually, from and after the date hereof until the earlier to occur of the Effective Time and the termination of this Agreement pursuant to Section 9 (at which point such constitution and appointment shall automatically be revoked and rescinded and of no force and effect) as such Stockholder's attorney, agent and proxy (each such constitution and appointment, an “Irrevocable Proxy”), with full power of substitution, to vote and otherwise act with respect to all of such Stockholder’s Shares at the Company Stockholders Meeting, and in any action by written consent of the stockholders of the Company in lieu of the Company Stockholders Meeting, on the matters and in the manner specified in Section 1.1, in each case subject to applicable Law. EACH SUCH PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST AND, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, SHALL BE VALID AND BINDING ON ANY PERSON TO WHOM SUCH STOCKHOLDER MAY TRANSFER ANY OF ITS SHARES IN BREACH OF THIS AGREEMENT. Each Stockholder hereby revokes all other proxies and powers of attorney with respect to all of such Stockholder’s Shares that may have heretofore been appointed or granted, and agrees until the earlier to occur of the Effective Time and the termination of this Agreement pursuant to Section 9 that no subsequent proxy or power of attorney shall be given (and if given, shall not be effective) by such Stockholder with respect thereto on the matters covered by Section 1.1, other than a proxy solicited by the Proxy Statement to the extent necessary to permit the Stockholder to comply with Section 1.1. All authority herein conferred or agreed to be conferred by any Stockholder shall survive the death or incapacity of such Stockholder and any obligation of any Stockholder under this Agreement shall be binding upon the heirs, personal representatives, successors and assigns of such

Stockholder. It is agreed that Parent and Merger Sub (and their respective officers on behalf of Parent or Merger Sub) will use the Irrevocable Proxy granted by any Stockholder only in accordance with applicable Law and only if such Stockholder fails to comply with Section 1.1 and that, to the extent Parent or Merger Sub (and their respective officers on behalf of Parent or Merger Sub) uses any such Irrevocable Proxy, it will only vote the Shares subject to such Irrevocable Proxy with respect to the matters specified in, and in accordance with the provisions of, Section 1.1. For the avoidance of doubt and subject to the foregoing sentence, the vote of Parent or Merger Sub (or any of their respective officers on behalf of Parent or Merger Sub) shall control in any conflict between the vote by Parent or Merger Sub (or any of their respective officers on behalf of Parent or Merger Sub) of such Stockholder’s Shares and any other vote by such Stockholder of its Shares.

2.	Representations and Warranties of Each Stockholder.

Each Stockholder represents and warrants to Parent and Merger Sub as of the date of this Agreement that:

2.1          Binding Agreement. If a natural person, such Stockholder has the capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to which it is a party. If not a natural person, (a) such Stockholder has all necessary corporate, limited liability company or partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to which it is a party and (b) the execution and delivery of this Agreement by such Stockholder and the performance of its obligations hereunder have been duly authorized by all necessary corporate, limited liability or partnership action on the part of such Stockholder. This Agreement has been duly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law) and subject to other applicable Laws.

2.2          No Conflict. The execution and delivery of this Agreement by such Stockholder and the performance of its obligations hereunder do not, and the consummation by such Stockholder of the transactions contemplated hereby to which it is a party will not, violate or conflict with or result in any breach of any provision of the Constituent Documents of such Stockholder.

2.3          Ownership of Shares; No Brokerage. Such Stockholder is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, which meaning will apply for all purposes of this Agreement) of, and has the sole power to vote and dispose or cause to be voted and disposed of, the Shares set forth opposite such Stockholder’s name on Annex A hereto, free and clear of any restriction on the right to vote such Shares, except as may exist by reason of this Agreement or pursuant to applicable Law. As of the date of this Agreement, the number of Shares set forth opposite such Stockholder's name on Annex A hereto represents all of the shares of capital stock of the Company entitled to vote on the Merger beneficially owned by such Stockholder. Such

Stockholder represents and warrants that there are no claims for finder's fees or brokerage commissions or other like payments in connection with this Agreement or the transactions contemplated hereby pursuant to arrangements made by such Stockholder.

3.	Representations and Warranties of Parent and Merger Sub.

Each of Parent and Merger Sub represents and warrants to each Stockholder as of the date of this Agreement that:

3.1          Binding Agreement. Each of Parent and Merger Sub has all necessary company or corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary company or corporate action on the part of each of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and assuming due authorization, execution and delivery by the Stockholders party hereto, constitutes a legal, valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law) and subject to other applicable Laws.

3.2          No Conflict. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement do not, and the consummation of the transactions contemplated hereby will not, violate or conflict with or result in any breach of any provision of the Constituent Documents of Parent or Merger Sub.

4.	Transfer and Other Restrictions.

4.1          Certain Prohibited Transfers. Each Stockholder agrees not to, except as expressly provided for in or contemplated by the Merger Agreement or this Agreement:

(a)          sell, sell short, transfer (including by gift), pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of (each of the foregoing, a “Transfer”), any of its Shares or any interest contained therein; provided, however, that any Stockholder may Transfer any of its Shares or any interest contained therein (i) to any Affiliate of such Stockholder, provided that the effectiveness of any such Transfer shall be conditioned on the transferee agreeing in writing to be bound by the provisions of this Agreement, provided, further, that any such Transfer shall not relieve such Stockholder from any liability or obligations hereunder; or (ii) during the Extended Termination Period (as defined in Section 9), in a public offering or other distribution pursuant to a registration statement under the Securities Act or in a public sale on NASDAQ or another automatic quotation system or national securities exchange, provided any such Stockholder may not, in one or a series of such Transfers, Transfer all or substantially all of its Shares to a single Person or group of affiliated Persons (other than to an underwriter, agent or broker or other market intermediary in connection with or in facilitation of a Transfer to unaffiliated Persons), provided, further, that any such Transfer of Shares pursuant to (x) clause (i) shall not relieve such Stockholder from any liability for any breach of its obligations hereunder with respect to any such Shares prior to such Transfer or from any other liability of its obligations hereunder and (y) clause (ii) shall not relieve such Stockholder from any liability for any breach of its obligations hereunder with respect to such Shares prior to such Transfer.

(b)	deposit any of its Shares into a voting trust.

4.2          Additional Shares. Without limiting any provisions of the Merger Agreement, in the event (a) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of the Company on, of or affecting any Stockholder’s Shares or (b) any Stockholder shall become the beneficial or record owner of any additional shares of capital stock of the Company having voting rights or other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 1.1, in each case, such shares of capital stock or other securities shall constitute “Shares” hereunder and the terms of this Agreement shall apply to such shares of capital stock or other such securities of the Company held by such Stockholder immediately following the effectiveness of the events described in clause (a), or such Stockholder becoming the beneficial or record owner thereof, as described in clause (b). Each Stockholder agrees, while this Agreement is in effect, to notify Parent and Merger Sub of the number of any new Shares or other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 1.1 acquired by such Stockholder, if any, after the date hereof.

4.3          Maintenance of Representations and Warranties. Except as expressly provided for in or contemplated by the Merger Agreement or this Agreement (including, without limitation, clause (ii) of the proviso in Section 4.1(a)), no Stockholder shall take or agree to take any action that would reasonably be expected to result in any representation or warranty of such Stockholder contained in Section 2 being untrue or incorrect in any material respect if made immediately following such action or at the Closing. Except as expressly provided for in or contemplated by the Merger Agreement or this Agreement, neither of Parent or Merger Sub shall take or agree to take any action that would reasonably be expected to result in any representation or warranty of Parent or Merger Sub contained in Section 3 being untrue or incorrect in any material respect if made immediately following such action or at the Closing.

4.4          Extended Termination Period Transfers. Notwithstanding anything in this Agreement to the contrary, none of the prohibitions, restrictions, limitations or obligations set forth in this Agreement that are applicable to a Stockholder or its Shares shall apply to any transferee or the Shares such transferee acquires if the Transfer was completed during the Extended Termination Period in accordance with clause (ii) of the proviso in Section 4.1(a).

5.            Stop Transfer. Each Stockholder agrees with, and covenants to, Parent and Merger Sub that such Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder’s

Shares during the term of this Agreement, without the prior written consent of Parent or Merger Sub.

6.            No Solicitation; Fiduciary Duties. During the term of this Agreement, each Stockholder agrees not to (whether directly or indirectly through its advisors, agents or other intermediaries) engage in any conduct that if conducted by the Company would be prohibited by Section 6.3(b) of the Merger Agreement. All agreements and understandings made herein shall be made solely in such Stockholder's capacity as a stockholder of the Company and (if Stockholder is an officer or director of the Company) not in Stockholder's capacity as a director or officer of the Company. Without limiting the generality of the foregoing, each Stockholder executes and delivers this Agreement and performs such Stockholder's obligations hereunder solely in its capacity as the record and beneficial owner, as applicable, of its Shares and, subject to Sections 1, 4, 7 and 8 hereof, nothing herein shall prohibit or restrict such Stockholder from taking any action permitted to be taken by the Company or its Representatives in facilitation of the exercise of the Company's or the Company's Board of Directors' or the Special Committee's fiduciary duties pursuant to and in accordance with the terms of Section 6.3 of the Merger Agreement and such actions shall not be deemed to be a breach of this Agreement.

7.            Waiver of Appraisal Rights. Each Stockholder hereby irrevocably waives any and all rights of appraisal pursuant to Section 262 of the DGCL (or otherwise) that such Stockholder may have the right to exercise solely with regard to the Merger.

8.            Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by the Stockholders were not performed in accordance with their specific terms or were otherwise breached and that Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent any breach by any Stockholder of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity, which other remedy is subject to the last sentence of Section 9. Solely for purposes of specific enforcement under this Section 8, the limitations on liability set forth in Section 8.3(g) of the Merger Agreement were not intended to serve as a measure of actual damage suffered hereunder. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise or any thereof by any party shall not preclude the simultaneous or later exercise of any other such rights, powers or remedies by such party.

9.            Termination. This Agreement shall terminate on the earliest to occur of (a) the termination of the Merger Agreement in accordance with its terms, provided that in the event that the Merger Agreement is terminated (i) by Parent pursuant to Section 8.1(c)(ii)(A) thereof in connection with a Recommendation Withdrawal effected pursuant to Section 6.3(d) thereof other than in connection with a Takeover Proposal, or (ii) by the Company pursuant to Section 8.1(d)(ii) thereof other than in connection with a Takeover Proposal, this Agreement shall terminate 90 calendar days following the termination of the Merger Agreement (such 90 day period, the “Extended Termination Period”), provided that the provisions of Section 6 shall not apply during the Extended Termination Period, (b) a written agreement between Parent or Merger Sub and any Stockholder to terminate this Agreement, provided that any such termination shall be effective only with respect to such Stockholder and (c) the Effective Time.

The termination of this Agreement in accordance with this Section 9 shall not relieve any party from liability for any breach of its obligations hereunder committed prior to such termination, subject to the limitations on liability set forth in Sections 8.3(f) and 8.3(g) of the Merger Agreement, as applicable.

10.          Survival. The representations, warranties and agreements of the parties contained in this Agreement shall not survive any expiration or termination of this Agreement subject to the last sentence of Section 9, provided, however, that the representations, warranties and agreements contained in (a) subject to the Effective Time having occurred, the last sentence of Section 2.3 and (b) Sections 10 through 20 shall survive the expiration or termination of this Agreement and shall remain in full force and effect.

11.          Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Parent, to Merger Sub (in accordance with this Section 11) and to:

Franklin Holdings (Bermuda), Ltd.

Clarendon House

2 Church Street

Hamilton HM 11 Bermuda

Attention:  Charles Collis, Esq.

Telephone:  441-295-1422

Fax:   441-292-4720

with a copy to (which shall not constitute notice):

D. E. Shaw & Co.

Tower 45, 39th Floor

120 West 45th Street,

New York, NY 10036

Attention: Andrew Lindholm, Esq.

Telephone: 212-478-0000

Fax: 212-478-0100

with a copy to (which shall not constitute notice):

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention: Andrew L. Sommer, Esq.

Telephone: 212-909-6000

Fax: 212-909-6836

If to Merger Sub, to:

Franklin Acquisition Corp.

c/o D. E. Shaw & Co.

Tower 45, 39th Floor

120 West 45th Street,

New York, NY 10036

Attention: Andrew Lindholm, Esq.

Telephone: 212-478-0000

Fax: 212-478-0100

with a copy to (which shall not constitute notice):

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention: Andrew L. Sommer, Esq.

Telephone: 212-909-6000

Fax: 212-909-6836

If to any Stockholder, to the address of such Stockholder set forth opposite such Stockholder’s name on Annex A hereto.

12.          Entire Agreement; No Partnership, Agency or Joint Venture. This Agreement and Annex A hereto constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement is intended to create a contractual relationship between each Stockholder, on the one hand, and the Parent, on the other hand, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between or among the parties hereto. Without limiting the generality of the foregoing sentence, each Stockholder (a) is entering into this Agreement solely on its own behalf and no Stockholder shall have any obligation to perform on behalf of any other Stockholder or any liability (regardless of the legal theory advanced) for any breach of this Agreement by any other Stockholder and (b) by entering into this Agreement does not intend to form a "group" for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law. The Stockholders are not affiliated with any other holder of Company Common Stock entering into a voting agreement with Parent and Merger Sub in connection with the Merger Agreement and have acted independently regarding their decision to enter into this Agreement and regarding their investment in the Company.  The parties acknowledge that this Agreement does not permit Parent or Merger Sub to direct or cause the direction of the management or policies of the Company as such terms are used in Section 3901.32(B) of the Ohio Revised Code, and nothing in this Agreement shall be construed to the contrary.

13.          Amendment; No Waiver. This Agreement may not be modified, amended, altered or supplemented except by a written agreement among Parent and Merger Sub and any Stockholder, provided that any such modification, amendment, alteration or supplement shall be effective only with respect to such Stockholder. Neither any failure nor any delay by any party hereto in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement can be discharged by any party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by such party, (b) no waiver that may be given by any party will be applicable except in the specific instance for which it is given and (c) no notice to or demand on a party will be deemed to be a waiver of any obligation of such party and no notice from or demand by a party will be deemed to be a waiver of such party's right to take further action without notice or demand as provided in this Agreement.

14.          Successors and Assigns; No Third Party Beneficiaries. This Agreement shall not be assigned by operation of law or otherwise by any Stockholder without the prior written consent of Parent or Merger Sub. Each of Parent and Merger Sub may assign all or a portion of its rights and benefits under this Agreement to any permitted assignee of its rights, interests and obligations under the Merger Agreement. In each case, prior to any such assignment becoming effective, the assignee shall become a party to this Agreement by agreeing to be bound by the terms and conditions of this Agreement. This Agreement will be binding upon, inure to the benefit of and be enforceable by each party and such party's respective heirs, beneficiaries, executors, representatives and permitted assigns, including any corporate successor by merger or otherwise. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder’s Shares and shall be binding upon any Person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except as such rights may inure to a successor or permitted assignee under this Section 14.

15.          Counterparts. This Agreement may be executed in two or more counterparts, including by facsimile, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

16.          Governing Law; Jurisdiction; Service of Process. All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties hereto: (i) irrevocably and unconditionally consents and submits, for itself and its property, to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the Federal court of the United States of America, sitting in Delaware); (ii) agrees that all claims in respect of such action or proceeding must be commenced, and may be heard and determined, exclusively in the Court of Chancery of the State of Delaware (or, if applicable, such Federal court); (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Court of Chancery of the State of Delaware (and, if applicable, such Federal court); and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Court of Chancery of the State of Delaware (or, if applicable, such Federal court). Each of the parties hereto agrees that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

17.          Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17.

18.          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

19.          Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

20.          Expenses. Each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement, including all fees and expenses of its representatives.

21.          Further Assurances. Each Stockholder shall, upon the written request of Parent or Merger Sub, execute and deliver any additional documents as may reasonably be necessary or desirable to carry out the provisions hereof.

[Remainder of this page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by a duly authorized officer of Parent, Merger Sub and each Stockholder, as of the date first written above.

FRANKLIN HOLDINGS (BERMUDA), LTD.

By:
	Name:	Bryan Martin
	Title:	Vice President

FRANKLIN ACQUISITION CORP.

By:
	Name:	Bryan Martin
	Title:	Vice President

[STOCKHOLDER]

By:
Name:
Title:

Annex A

Stockholders

Stockholder	Shares of Company Common Stock as of June 11, 2007	Address
HRWCP 1 LP	1,883,590

5405 2 Morgan Hill Road
South Woodstock, VT 05071
Attention: Steven J. Tynan
Fax: (802) 457-4812

with a copy to (which shall not constitute notice):

Robinson, Bradshaw & Hinson, P.A.
101 North Tryon Street, Suite 1900
Charlotte, N.C. 28246
Attention: Stephen M. Lynch
Fax: (704) 373-3955

High Ridge Capital Partners II, L.P.	276,753

5405 2 Morgan Hill Road
South Woodstock, VT 05071
Attention: Steven J. Tynan
Fax: (802) 457-4812

with a copy to (which shall not constitute notice):

Robinson, Bradshaw & Hinson, P.A.
101 North Tryon Street, Suite 1900
Charlotte, N.C. 28246
Attention: Stephen M. Lynch
Fax: (704) 373-3955

Liberty Street Partners L.P.	86,639

5405 2 Morgan Hill Road
South Woodstock, VT 05071
Attention: Steven J. Tynan
Fax: (802) 457-4812

with a copy to (which shall not constitute notice):

Robinson, Bradshaw & Hinson, P.A.
101 North Tryon Street, Suite 1900
Charlotte, N.C. 28246
Attention: Stephen M. Lynch
Fax: (704) 373-3955

Annex A

Stockholders

Stockholder	Shares of Company Common Stock as of June 11, 2007	Address
Bronfman Associates III	87,854	c/o Matthew Bronfman BHB Holdings, LLC 511 5th Ave. New York, NY 10017
JRG Seven, LLC	1,632,688	c/o Matthew Bronfman BHB Holdings, LLC 511 5th Ave. New York, NY 10017
Matthew Bronfman Long Term Trust	6,500	c/o Matthew Bronfman BHB Holdings, LLC 511 5th Ave. New York, NY 10017

Annex A

Stockholders

Stockholder	Shares of Company Common Stock as of June 11, 2007	Address
Trident II, L.P.	2,763,082	c/o Nicolas Zerbib 20 Horseneck Lane, 2nd Floor Greenwich, CT 06830
Marsh & McLennan Employees’ Securities Company, L.P.	75,379	c/o Nicolas Zerbib 20 Horseneck Lane, 2nd Floor Greenwich, CT 06830
Marsh & McLennan Capital Professionals Fund, L.P.	32,791	c/o Nicolas Zerbib 20 Horseneck Lane, 2nd Floor Greenwich, CT 06830